SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 27, 2006
ALION SCIENCE AND TECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-89756	54-2061691

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 West 35th Street Chicago, IL 60616 (312) 567-4000	1750 Tysons Boulevard Suite 1300 McLean, VA 22102 (703) 918-4480

(Address, including Zip Code and Telephone Number, including
Area Code, of Principal Executive Offices)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
1. Fourth Amendment to the Seller Warrant Agreement:
On March 27, 2006, Alion Science and Technology Corporation (the “Company”) and the Illinois Institute of Technology (“IIT”) entered into the Fourth Amendment to the Seller Warrant Agreement (the “Seller Amendment”). IIT owns warrants to purchase up to approximately 17.9 percent of the Company’s common stock on a fully diluted basis (assuming the exercise of all outstanding warrants), calculated as of March 28, 2006. IIT also holds a subordinated promissory note issued by the Company with a face value of $39.9 million. The subordinated note bears interest at a rate of 6% per year payable quarterly by the issuance of non-interest bearing notes maturing at the same time as the subordinated note. Furthermore, three members of IIT’s Board of Trustees are also members of the Company’s Board of Directors.
Pursuant to the Seller Amendment, the Company and IIT have agreed, subject to certain terms and conditions, to (a) increase the amount of stock appreciation rights that the Company is permitted to issue, and (b) increase the aggregate amount that Company employees may defer from their Company salaries to acquire stock in the Alion Science and Technology Corporation Employee Stock Ownership, Savings and Investment Plan (the “Plan”) at below fair-market value prices in accordance with the terms of the Plan, from 3% of aggregate Company payroll to 5% of aggregate Company payroll.
A copy of the Seller Amendment is attached to this current report on Form 8-K as Exhibit 10.66 and is incorporated by reference as though it were fully set forth herein. The foregoing summary description of the Seller Amendment and the transactions contemplated thereby is not intended to be complete, and is qualified in its entirety by the complete text of the Seller Amendment.
2. Mezzanine Warrant Redemption Agreement:
On March 27, 2006, the Company and IIT entered into the Mezzanine Warrant Redemption Agreement (the “Mezzanine Warrant Redemption Agreement”). Please see the above discussion with respect to the Seller Amendment regarding the details of the relationship between the Company and IIT.
Pursuant to the Mezzanine Warrant Redemption Agreement (a) IIT agreed to sell to the Company, and the Company agreed to redeem from IIT, the warrants held by IIT (the “IIT Warrants”) pursuant to the terms of the Mezzanine Warrant Agreement by and among the Company, IIT Research Institute (“IITRI”) and the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the “Trust”), dated as of December 20, 2002, and amended on December 16, 2004, January 24, 2005 and March 8, 2005 (as amended, the “Mezzanine Warrant Agreement”), and (b) the parties agreed that the Mezzanine Warrant Agreement would be terminated upon the redemption of the IIT Warrants. IITRI transferred all of its rights and interests in the Mezzanine Warrant Agreement to IIT on July 1, 2004. The Company completed the redemption of the IIT Warrants on March 28, 2006.
A copy of the Mezzanine Warrant Redemption Agreement is attached to this current report on Form 8-K as Exhibit 10.67 and is incorporated by reference as though it were fully set forth herein. The foregoing summary description of the Mezzanine Warrant Redemption Agreement and the transactions contemplated thereby is not intended to be complete, and is qualified in its entirety by the complete text of the Mezzanine Warrant Redemption Agreement.
3. Alion Mezzanine Warrant Redemption Agreement:
On March 27, 2006, the Company and Bahman Atefi (“Atefi”) entered into the Alion Mezzanine Warrant Redemption Agreement (the “Alion Mezzanine Warrant Redemption Agreement”). Atefi is the President and Chief Executive Officer of the Company and is the Chairman of the Company’s Board of Directors.
Pursuant to the Alion Mezzanine Warrant Redemption Agreement (a) Atefi agreed to sell to the Company, and the Company agreed to redeem from Atefi, the warrants held by Atefi (the “Atefi Warrants”) pursuant to the terms of the Alion Mezzanine Warrant Agreement by and among the Company, Atefi and the Trust, dated as of December 20, 2002, and amended on December 16, 2004, January 24, 2005 and March 8, 2005 (as amended, the “Alion Mezzanine Warrant Agreement”), and (b) the parties agreed that the Alion Mezzanine Warrant Redemption Agreement would be terminated upon the redemption of the Atefi Warrants. The Company completed the redemption of the Atefi Warrants on March 28, 2006.
A copy of the Alion Mezzanine Warrant Redemption Agreement is attached to this current report on Form 8-K as Exhibit 10.68 and is incorporated by reference as though it were fully set forth herein. The foregoing summary description of the Alion Mezzanine Warrant Redemption Agreement and the transactions contemplated thereby is not intended to be complete, and is qualified in its entirety by the complete text of the Alion Mezzanine Warrant Redemption Agreement.

Item 1.02. Termination of a Material Definitive Agreement.
See discussion in Item 1.01 regarding the Mezzanine Warrant Redemption Agreement and the Alion Mezzanine Warrant Redemption Agreement.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
10.66 — Fourth Amendment to the Seller Warrant Agreement
10.67 — Mezzanine Warrant Redemption Agreement
10.68 — Alion Mezzanine Warrant Redemption Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alion Science and Technology Corporation
March 31, 2006	By:	/s/ John M. Hughes
		Name:	John M. Hughes
		Title:	Chief Financial Officer